Exhibit 3.2
ARTICLES OF AMENDMENT
OF
ARTICLES OF ORGANIZATION
OF
HOMETOWN ENERGY, LLC
TO THE SECRETARY OF STATE
OF THE STATE OF IOWA:
     Pursuant to Section 1101 of the Iowa Limited Liability Companies Act, the above-named limited liability company (the “Company”) hereby adopts the following amendment to the Company’s Articles of Organization:
1.	The current name of the Company is Hometown Energy, LLC.

2.	The Articles of Organization are hereby amended by deleting ARTICLE I thereof and replacing it with the following:
“The name of the limited liability company is Homeland Energy Solutions, LLC.”
3.	The date of adoption of the foregoing amendment was January 18, 2006.

4.	The foregoing amendment was adopted by a vote of the members in accordance with the Iowa Limited Liability Companies Act.
Dated: February 7, 2006.

By	/s/ Stephen K. Eastman
Steve Eastman, President

FILED
IOWA
SECRETARY OF STATE

2-15-06
1:04PM
W460261